UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2018

CLEARSIDE BIOMEDICAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37783	45-2437375
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 North Point Parkway, Suite 200 Alpharetta, Georgia 30005
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: (678) 270-3631

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2018, Evgeny Zaytsev provided notice to the board of directors (the “Board”) of Clearside Biomedical, Inc. (the “Company”) of his decision to resign from the Board and the Company’s Compensation Committee, effective immediately. Dr. Zaytsev’s decision to resign was not the result of any disagreement with the Company.

Also on September 26, 2018, the Board appointed Jeffrey L. Edwards to serve as a director of the Company and as a member of the Company’s Compensation Committee.  Mr. Edwards will serve as a Class I director whose term will expire at the 2020 annual meeting of stockholders.  There is no arrangement or understanding between Mr. Edwards and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Edwards and any of the Company’s other directors or executive officers.  The Company is not aware of any transaction involving Mr. Edwards requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Mr. Edwards is set forth below.

Jeffrey L. Edwards, age 58, retired from Allergan, Inc., a multi-specialty health care company, in February 2015 after nearly 22 years at Allergan. From September 2005 to August 2014, he served as Executive Vice President, Finance and Business Development, Chief Financial Officer at Allergan. From 2003 to 2005 he served as Allergan’s Corporate Vice President, Corporate Development and previously served as Senior Vice President, Treasury, Tax and Investor Relations. Prior to joining Allergan, Mr. Edwards was with Banque Paribas from 1992 to 1993 and Security Pacific National Bank from 1983 to 1992, where he held various senior-level positions in the credit and business development functions. Mr. Edwards currently serves on the board of directors of FibroGen, Inc. and Bio-Rad Laboratories, Inc., both of which are publicly traded biopharmaceutical companies. Mr. Edwards received a Bachelor of Arts in Sociology from Muhlenberg College and completed the Advanced Management Program at the Harvard Business School.

In accordance with the Company’s compensation policy for non-employee directors, upon his commencement of service as a director, Mr. Edwards will be granted a nonqualified stock option to purchase 22,500 shares of the Company’s common stock.  The stock option will have an exercise price per share equal the closing price of the Company’s common stock on the date of grant.  This option will vest and become exercisable in 36 equal monthly installments subject to Mr. Edwards’s Continuous Service (as defined in the Company’s 2016 Equity Incentive Plan) through such vesting dates.  Additionally, Mr. Edwards will be entitled to receive a $40,000 annual retainer for his service as director and a $6,000 annual retainer for his service on the Compensation Committee.  At each annual stockholder meeting following which Mr. Edwards’s term as a director continues, Mr. Edwards will be entitled to receive an additional nonqualified stock option to purchase 11,250 shares of the Company’s common stock, which option will vest in full and become exercisable on the earlier of the date immediately prior to the next annual stockholder meeting or 12 months following the date of grant.  Mr. Edwards has also entered into the Company’s standard form of indemnification agreement.

Item 7.01             Regulation FD Disclosure.

On September 26, 2018, the Company issued a press release announcing the resignation of Dr. Zaytsev and the appointment of Mr. Edwards to the Board.  A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report. The information contained in the press release furnished as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Exhibits.

(d) Exhibits

Exhibit
Number	Exhibit Description
99.1	Press Release dated September 26, 2018, “Clearside Biomedical Appoints Jeffrey Edwards to Board of Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2018	CLEARSIDE BIOMEDICAL, INC.

	By:	/s/ Charles A. Deignan
	Name:	Charles A. Deignan
	Title:	Chief Financial Officer